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Exhibit (a)(1)

    Offer to Purchase for Cash

All of the Outstanding Shares of Common Stock

of

Matrix Pharmaceutical, Inc.

at

$2.21 Net Per Share

by

Manon Acquisition Corp.
a wholly owned subsidiary of

Chiron Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 11, 2002, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE PREFERRED STOCK (THE "RIGHTS" AND, COLLECTIVELY, THE "SHARES"), OF MATRIX PHARMACEUTICAL, INC. (THE "COMPANY") WHICH, WHEN ADDED TOGETHER WITH ALL OTHER SHARES OWNED BY CHIRON CORPORATION AND ITS SUBSIDIARIES, WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS AND ANY OTHER RIGHTS (OTHER THAN THE RIGHTS, IF SUCH RIGHTS ARE NOT AT THAT TIME EXERCISABLE) TO ACQUIRE SHARES OUTSTANDING ON THE DATE OF PURCHASE), (II) ANY REQUISITE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR THE MERGER DESCRIBED HEREIN HAVING BEEN TERMINATED OR HAVING EXPIRED, AND (III) THE APPLICABLE WAITING PERIODS UNDER FOREIGN ANTITRUST AND COMPETITION LAWS HAVING BEEN TERMINATED OR HAVING EXPIRED, EXCEPT FOR SUCH WAITING PERIODS THE FAILURE OF WHICH TO TERMINATE OR EXPIRE WOULD NOT HAVE A PARENT MATERIAL ADVERSE EFFECT OR A COMPANY MATERIAL ADVERSE EFFECT (AS SUCH TERMS ARE DEFINED IN THIS OFFER TO PURCHASE) OR TO PROVIDE A REASONABLE BASIS TO CONCLUDE THAT CHIRON CORPORATION, MANON ACQUISITION CORP. OR THE COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, ADVISORS OR OTHER REPRESENTATIVES WOULD BE SUBJECT TO THE RISK OF CRIMINAL LIABILITY. THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 6, 2002 (THE "MERGER AGREEMENT"), AMONG CHIRON CORPORATION, MANON ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named herein, (2) follow the procedure for book-entry tender of Shares set forth in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

January 14, 2002

SUMMARY TERM SHEET

    This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the tender offer described in this document and for a more complete description of its terms, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as amended and supplemented, constitute the "Offer"). We have included section references to direct you to a more complete description of the topics contained in this summary.

•
WHO IS OFFERING TO BUY MY SECURITIES?

  Manon Acquisition Corp., a wholly owned subsidiary of Chiron Corporation, is offering to buy your Shares as described in this document. See Section 9 of this document for further information about Chiron Corporation and Manon Acquisition Corp.

•
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  Manon Acquisition Corp. is offering to buy all of the outstanding Shares of Matrix Pharmaceutical, Inc. For information about the conditions to which the Offer is subject, see Section 13 of this document.

•
HOW MUCH IS MANON ACQUISITION CORP. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  Manon Acquisition Corp. is offering to pay $2.21 in cash for each Share of Matrix Pharmaceutical, Inc. See Section 1 of this document for information about the terms of the Offer.

•
DOES MANON ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. Chiron Corporation, the parent of Manon Acquisition Corp., will be financing the Offer described in this document with existing cash. See Section 12 of this document.

•
ARE CHIRON CORPORATION'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

  Since the Offer is for cash and is not subject to any financing condition, Chiron Corporation's financial results should not be relevant to your decision on whether to tender your Shares in the Offer.

•
HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

  You may tender your Shares into the Offer until 12:00 Midnight, New York City time, on Monday, February 11, 2002, which is the scheduled expiration date of the offering period, unless Manon Acquisition Corp. decides to extend the offering period or provide a subsequent offering period. See Section 3 of this document for information about tendering your Shares.

•
CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  Yes, Chiron Corporation and Manon Acquisition Corp. have agreed that if all of the conditions to the Offer described in this document are not satisfied on any scheduled expiration date of the Offer, Manon Acquisition Corp. will extend the Offer for a period of time (which, without the written consent of Matrix Pharmaceutical, Inc., will not exceed ten days per extension) that Manon Acquisition Corp. reasonably believes is necessary to cause the conditions to the Offer described in this document to be satisfied, provided that so long as Chiron Corporation and Manon Acquisition Corp. shall have complied with their obligations under the Merger Agreement, Manon Acquisition Corp. will not be required to extend the Offer beyond the twentieth business day following March 31, 2002. In addition, Manon Acquisition Corp. may, without the consent of the Company, extend the Offer (i) for any period required by any rule, regulation, interpretation or position of

i

  the SEC or its staff applicable to the Offer or (ii) on one or more occasions for an aggregate period of not more than ten business days if a number of Shares representing at least a majority of the total number of outstanding Shares (calculated on a fully diluted basis) but fewer than 90% of the total number of outstanding Shares shall have been validly tendered in the Offer and not withdrawn. In addition, Manon Acquisition Corp. shall extend the Offer for seven days on one occasion under certain circumstances described in this document. See Section 1 of this document for information about extension of the Offer.

•
WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

  Following the satisfaction of all the conditions to the Offer described in this document and the acceptance of and payment for all the Shares tendered during the offering period, Manon Acquisition Corp. may, with the written consent of the Company, elect to provide a subsequent offering period, although Manon Acquisition Corp. currently has no intention to do so.

•
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  Manon Acquisition Corp. will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer. If, with the consent of the Company, Manon Acquisition Corp. determines to provide a subsequent offering period, it will publicly disclose its intentions by issuing a press release no later than 9:00 a.m., New York City time, on the next day after the expiration date of the offering period. Any such press release will state the approximate number of Shares tendered to date.

•
WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The Offer is conditioned upon, among other things, at least a majority of the total number of outstanding Shares (calculated on a fully diluted basis) being validly tendered in the Offer and not withdrawn, on the expiration or termination of the applicable waiting period under United States federal antitrust laws and on the expiration or termination of the applicable waiting periods under certain foreign antitrust and competition laws. The Offer is subject to certain other conditions. For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this document.

•
HOW DO I TENDER MY SHARES?

  If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your Shares for you in "street name," you must instruct your broker to tender your Shares on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 Midnight, New York City time, on Monday, February 11, 2002, which is the expiration date of the Offer, unless Manon Acquisition Corp. decides to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your Shares.

•
UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  The tender of your Shares may be withdrawn at any time prior to the expiration date of the Offer. There will be no withdrawal rights during any subsequent offering period. See Section 4 of this document for more information.

•
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker or bank, if your Shares were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, see Section 4 of this document.

•
WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

  The board of directors of the Company has determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the Company's stockholders, and unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

•
IF MANON ACQUISITION CORP. CONSUMMATES THE TENDER OFFER, WHAT ARE MANON ACQUISITION CORP.'S PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

  If Manon Acquisition Corp. purchases at least a majority of the Shares pursuant to the Offer, it intends to cause a merger to occur between Manon Acquisition Corp. and Matrix Pharmaceutical, Inc. in which stockholders who have not previously tendered their Shares will also receive $2.21 in cash subject to their right to dissent and demand the fair cash value of their Shares. If Manon Acquisition Corp. does not receive at least a majority of the Shares, it does not presently intend to acquire any Shares.

•
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  The purchase of the Shares by Manon Acquisition Corp. will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares may also cease to be quoted on the Nasdaq Stock Market. Also, Matrix Pharmaceutical, Inc. may cease making filings with the SEC or may otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 of this document for complete information about the effect of the Offer on your Shares.

•
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On January 4, 2002, the last full trading day prior to the public announcement of the Offer, the reported closing price of the Shares was $2.59 per Share. On January 11, 2002, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the Shares was $2.18 per Share. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this document for recent high and low closing bid prices for the Shares.

•
WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

  Stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Manon Acquisition Corp. pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 30% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. Stockholders who hold their Shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

•
WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  If you have any questions you can call the Information Agent, MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Matrix Pharmaceutical, Inc.:

INTRODUCTION

    Manon Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Chiron Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), together with the associated rights to purchase Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of May 18, 1995, as amended (the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A. (the Common Stock and the Rights together being referred to herein as the "Shares") of Matrix Pharmaceutical, Inc., a Delaware corporation (the "Company"), at $2.21 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to EquiServe Trust Company, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Merger Sub will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the "Information Agent").

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 6, 2002, among Parent, Merger Sub and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

    The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date (not later than 90 days after the date of filing) as Parent and the Company shall agree and specify in the certificate of merger. The time at which the Merger becomes effective is referred to in this document as the "Effective Time." In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by any stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Dissenting Stockholders") and Shares that are owned by the Company (as treasury stock), Parent or any subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Banc of America Securities LLC ("Banc of America"), financial advisor to the Company, has delivered to the Board of Directors of the Company its opinion, dated January 6, 2002 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex I to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders herewith. Stockholders are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, when added together with all other Shares owned by Parent and its subsidiaries, would represent at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights (other than the Rights, if such Rights are not at that time exercisable) to acquire Shares outstanding on the date of purchase) (the "Minimum Condition"), (ii) any requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer or the Merger described herein having been terminated or having expired (the "HSR Condition"), and (iii) the applicable waiting periods under foreign antitrust and competition laws having been terminated or having expired, except for such waiting periods the failure of which to terminate or expire would not have a Parent Material Adverse Effect or a Company Material Adverse Effect (as such terms are defined in Section 11) or to provide a reasonable basis to conclude that the Company, Merger Sub or Parent or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability (the "Foreign Antitrust Condition"). The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 13. The Minimum Condition, the HSR Condition, the Foreign Antitrust Condition and the other conditions to the Offer set forth in Section 13 are collectively referred to as the "Offer Conditions."

    According to the Company, as of January 10, 2002 there were 26,537,830 Shares outstanding and there were 4,476,668 Shares reserved for issuance under then-exercisable stock options pursuant to the Company's stock option plans, an estimated 55,008 Shares issuable pursuant to the Company's employee stock purchase plan and an estimated 73,127 Shares issuable pursuant to the Company's 401(k) plan. Based on such information, the Minimum Condition would be satisfied if 15,571,317 Shares were validly tendered and not withdrawn.

    This Offer to Purchase and the related Letter of Transmittal contain important information and they should be read in their entirety before any decision is made with respect to the Offer.

1. Terms of the Offer.

    Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, February 11, 2002, unless and until Merger Sub shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Merger Sub, shall expire. The period from the date hereof until 12:00 Midnight, New York City time, on Monday, February 11, 2002, as such period may be extended, is referred to as the "Offering Period."

    The Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the

Company's Board of Directors amended the Rights Agreement to provide that, for so long as the Merger Agreement is in full force and effect, (i) none of Parent and its subsidiaries (including Merger Sub) shall become an "Acquiring Person" (as defined in the Rights Agreement) and no "Stock Acquisition Date" (as defined in the Rights Agreement) shall occur as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Offer or the Merger, (ii) no "Distribution Date" (as defined in the Rights Agreement) shall occur as a result of the announcement of or the execution of the Merger Agreement or any of the transactions contemplated thereby and (iii) each of Parent and Merger Sub will not be an "Acquiring Person" as a result of the transactions contemplated by the Merger Agreement.

    Subject to the terms of the Merger Agreement (see Section 11) and applicable rules and regulations of the SEC, Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

    Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless the Minimum Condition, the HSR Condition and the Foreign Antitrust Condition have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, if, immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, any of certain specified conditions set forth in Section 13 exists, which, in the reasonable judgment of Merger Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment. Pursuant to the Merger Agreement, Merger Sub reserves the right to waive any condition to the Offer or modify the terms of the offer, except that, without the prior written consent of the Company, Merger Sub will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) change or waive the Minimum Condition, add to the Offer Conditions or modify any Offer Condition in any manner adverse to the holders of Shares, (iv) except as described below, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Shares.

    Notwithstanding the foregoing, Merger Sub may (but shall not be obligated to), without the consent of the Company, (i) extend the Offer for one or more periods of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes are necessary to cause the Offer Conditions to be satisfied, if at the scheduled expiration date of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (iii) extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Condition has been satisfied but fewer than 90% of the Shares have been validly tendered and not withdrawn. Pursuant to the Merger Agreement, if all of the Offer Conditions are not satisfied on any scheduled expiration date of the Offer then Merger Sub will from time to time and on each such occurrence extend the Offer for a period of time (which, without the written consent of the Company, shall not exceed ten days per extension) that Merger Sub reasonably believes is necessary to cause the Offer Conditions to be satisfied until such conditions are satisfied or waived, provided that, so long as Parent and Merger Sub shall have complied with their obligations under the Merger Agreement, Merger Sub shall not be required to extend the Offer beyond the twentieth business day following March 31, 2002 (the "Drop Dead Date"). In addition, Merger Sub shall extend the Offer for seven days if the Company has not sold its San Diego facility on or prior to any scheduled expiration date of the Offer, provided that Merger Sub will not be required to so extend the Offer more than once.

    Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will purchase, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period (as defined below), all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and purchased as they are tendered.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

    Merger Sub may (with the written consent of the Company) elect to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period") following its acceptance for payment of Shares in the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. Merger Sub will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly purchased. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

    Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

    If, during the Offering Period, Merger Sub, with the written consent of the Company, shall decrease the number of Shares sought pursuant to the Offer or the Offer Price, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business day period.

    In the event that Merger Sub waives any condition set forth in Section 13, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Merger Sub disseminate information concerning such waiver.

    The Company has provided Merger Sub with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Merger Sub to record holders of the Shares and will be furnished by Merger Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2. Acceptance for Payment and Payment for the Shares.

    Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and purchased as they are tendered.

    For purposes of the Offer, Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to the tendering stockholders. In all cases, payment for any Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the certificates or Book-Entry Confirmations with respect to Shares and other required documents occur at different times. The price paid to any holder of the Shares pursuant to the Offer will be the highest price per Share paid to any other holder of Shares pursuant to the Offer.

    Under no circumstances will interest on the Offer Price for the Shares be paid, regardless of any extension of the Offer or any delay in making such payment.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

    Merger Sub reserves the right to assign to any other wholly owned subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

    Valid Tender.  To tender Shares pursuant to the Offer, either (1) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    Book-Entry Delivery.  The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    The method of delivery of any Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, it is requested that the stockholder use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

    Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for any Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date may tender such Shares by following all of the procedures set forth below:

  (1)
  such tender is made by or through an Eligible Institution;

  (2)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (3)
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission, mail or a nationally recognized overnight courier to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Other Requirements.  Notwithstanding any other provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2.

    Tender Constitutes an Agreement.  The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

    Appointment.  By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all non-cash dividends, distributions, rights, and other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after January 6, 2002 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Merger Sub of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Merger Sub's designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Merger Sub reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Merger Sub's depositing the payment for such Shares with the Depositary, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

    Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Merger Sub in its sole discretion, which determination will be final and binding. Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

    Backup Withholding.  In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. All stockholders other than non-corporate foreign stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Merger Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and the appropriate Form W-8. If you are a non-corporate foreign stockholder, please consult your tax advisor or see IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Corporations, for more information about the appropriate Form W-8 to file in your particular circumstances and a list of the W-8 forms. See Instruction 8 to the Letter of Transmittal.

4. Rights of Withdrawal.

    Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after March 14, 2002. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during any Subsequent Offering Period.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion, which determination shall be final and binding. None of Parent, Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    If Merger Sub extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. Certain Federal Income Tax Consequences of the Offer.

    Sales of the Shares pursuant to the Offer and the exchange of the Shares for cash pursuant to the Merger will be taxable transactions for U.S. Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For U.S. Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will generally recognize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder, and will be long term capital gain or loss if the shareholder has held the Shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. Federal income tax rate of 20%.

    The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

6. Price Range of the Shares.

    The Shares are listed on the Nasdaq Stock Market under the symbol "MATX." The following table sets forth, for the calendar quarters indicated, the high and low prices for the Shares on the Nasdaq Stock Market based on public sources:

	High	Low
Calendar Year
2000:
First Quarter	$22.06	$4.31
Second Quarter	14.94	6.75
Third Quarter	17.94	11.75
Fourth Quarter	17.25	13.25
2001:
First Quarter	17.38	6.00
Second Quarter	11.75	7.44
Third Quarter	11.30	0.56
Fourth Quarter	1.71	0.42
2002:
First Quarter (through January 11, 2002)	2.60	1.66

    On January 4, 2002, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price of the Shares was $2.59 per Share. On January 11, 2002, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares was $2.18 per Share. The Company has never paid any dividends. Stockholders are urged to obtain a current market quotation for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Quotation, Margin Regulations and Exchange Act Registration.

    Market for the Shares.  The purchase of any Shares by Merger Sub pursuant to the Offer will reduce the number of the Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Stock Quotation.  The Shares are quoted on the Nasdaq Stock Market. According to published guidelines of the Nasdaq Stock Market, the Shares would no longer be quoted on the Nasdaq National Market if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 500,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 300 holders of the Shares in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in published guidelines of the Nasdaq Stock Market, the number of publicly held Shares was less than 100,000, or there were fewer than 300 holders in total. According to information furnished to Parent by the Company, as of the close of business on January 10, 2002, there were 313 holders of record of shares of Common Stock not including beneficial holders of Common Stock held in street name, and there were 26,537,830 Shares outstanding. If the Common Stock were to cease to be quoted on the Stock National Market, the associated Rights would be delisted as well.

    If the Shares were to cease to be quoted on the Nasdaq Stock Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    Margin Regulations.  The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

    Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the Nasdaq Stock Market or for continued inclusion on the Federal Reserve Board's list of "margin securities." Merger Sub intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of such Shares under the Exchange Act and the listing of such Shares on the Nasdaq Stock Market will be terminated following the completion of the Merger.

8. Certain Information Concerning the Company.

    The Company was incorporated in California in February 1985 and reincorporated in Delaware in January 1992. The Company develops novel local and systemic cancer treatments that may improve or extend the lives of people living with cancer. In the field of systemic cancer treatment, Matrix is developing tezacitabine (FMdC), a next-generation nucleoside analogue for the treatment of solid tumors and hematologic malignancies. Matrix has also conducted studies of IntraDose, a novel drug system designed to provide local control of solid tumors through direct injection while reducing the systemic side effects associated with intravenous chemotherapy.

    Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended 2000 as contained in the Company's Annual Report on Form 10-K (the "Form 10-K") as well as unaudited financial information for the period ended September 30, 2001, as contained in the Company's Quarterly Report on Form 10-Q. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

MATRIX PHARMACEUTICAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

		Year Ended December 31,
	Nine Months Ended September 30, 2001
		2000	1999	1998
	(unaudited)
Income Statement Data:
Revenues	$1,488	$1,539	$400	$—
Net income (loss)	(22,498)	(23,321)	(20,998)	(21,349)
Net income per common share:
Basic	(0.86)	(0.97)	(0.94)	(0.97)
Diluted	(0.86)	(0.97)	(0.94)	(0.97)
Balance Sheet Data (at period end):
Current assets	35,189	56,050	48,776	69,606
Total assets	46,309	67,833	61,195	83,731
Current liabilities	12,109	7,378	7,883	8,728
Total stockholders' equity	27,105	45,976	36,756	55,872

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Merger Sub, Parent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, Merger Sub cannot take responsibility for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Merger Sub.

    Available Information.  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located in New York City and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9. Certain Information Concerning Parent and Merger Sub.

    Parent is a Delaware corporation with principal executive offices located at 4560 Horton Street, Emeryville, California 94608. Its telephone number at that address is (510) 655-8730. Parent was incorporated in California in 1981 and was merged into a Delaware corporation in November 1986. Parent is a biotechnology company that participates in three global healthcare businesses: biopharmaceuticals, vaccines and blood testing.

    Merger Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer.

    Financial Information of Parent.  Parent is subject to the information reporting requirements of the Exchange Act and in accordance therewith Parent is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the SEC. Such reports, proxy statements and other information are available from the SEC at the addresses and through the website described in Section 8.

    Other Information Regarding Parent and Merger Sub.  The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Parent and Merger Sub are set forth in Schedule A to this Offer to Purchase.

    Neither Parent nor Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. Neither Parent nor Merger Sub has purchased any Shares during the past two years.

    Except as set forth in Section 10, there have been no negotiations, transactions or material contacts between Parent or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, neither Parent nor Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. Background of the Offer; Contacts with the Company.

    The Company filed its application for FDA approval of IntraDose on January 4, 2001. In the first quarter of 2001, the Company initiated discussions with a select group of large biotechnology companies to explore a possible strategic transaction involving the Company in order to hedge potential risk involved with IntraDose's FDA application. These discussions mainly focused on the commercial potential of IntraDose in the United States. One such company expressed an interest in acquiring the Company. However, after further discussion and due diligence, that company decided not to pursue an acquisition because they decided that they could not tolerate any reasonable regulatory risks associated with the approval of IntraDose. In addition, after preliminary due diligence, the other companies decided not to pursue further discussions.

    On August 22, 2001, Ms. Lauren Miller of Parent contacted the Company expressing Parent's interest in licensing tezacitabine. The Company responded that its position on licensing tezacitabine would greatly depend upon the outcome of the FDA's advisory committee meeting on IntraDose scheduled for September 10.

    The Company halted trading of its Common Stock on September 7 and 10 in anticipation of the FDA's decision on IntraDose. On September 10, 2001, the FDA's Oncology Division Advisory Committee unanimously rejected the approval of IntraDose. The September 11 terrorist attack resulted in the closing of the stock exchanges for four trading days. When the NASDAQ National Market re-opened for trading on September 17, the price of the Common Stock dramatically declined, trading below $0.50 per share.

    Following the price drop of the Common Stock, the Company contacted several other biotechnology companies in late September and early October to explore the possibility of licensing tezacitabine or other strategic transactions with the Company. On September 28, representatives of Parent met with Mr. Casey and Ms. Fritzky to discuss a possible transaction. Four additional companies expressed interest and met with representatives of the Company.

    Over several Company Board meetings that culminated in the November 1 meeting, the Company Board concluded that the best option for the Company and its stockholders would be to explore the sale of the Company. The Company Board instructed the management of the Company to engage an investment bank to assist the Company in facilitating a possible transaction, and the management then began discussions with several investment banks.

    The Company Board and management believed that a significant limitation on the selling price of the Company was the low trading price of the Shares, approximately $0.60 per share at that time. An effort was then made to attract new equity investors to the Company in hopes of raising the Share price to increase the potential acquisition price. Through November and early December, the Company initiated discussions with multiple equity investors about the possibility of purchasing Common Stock on the open market at the then current price level.

    During the same time period, the Company attempted to move discussions with the potential licensees of tezacitabine towards an acquisition of the Company or an all cash transaction for tezacitabine. In addition, the Company re-initiated discussions with the large biotechnology companies with whom it had previously initiated discussions in the first quarter of 2001. The Company also discussed the possibility of an all-stock acquisition transaction with a new party.

    On October 3, the Company entered into a confidentiality agreement with Parent. On October 19, the Company met with representatives of Parent to discuss and review tezacitabine. Parent's due diligence with respect to the Company and its business began on October 26 and continued through November and December.

    On December 7, 2001, the Parent Board of Directors approved the acquisition of the Company by Parent, subject to final approval by a pricing committee established by the Parent Board of Directors of the purchase price to be paid for the Company, and authorized management of Parent to negotiate the terms and conditions of the acquisition.

    On December 10, management updated the Company Board on the status of various discussions with potential acquirers. In addition, the Company Board approved management's recommendation to engage Banc of America to act as financial advisor to the Company in connection with a potential transaction involving the Company.

    On December 12, the Company received an offer in writing from Parent pursuant to which Parent offered to acquire all outstanding capital stock of the Company on a fully diluted basis for $49 million in cash at a meeting attended by Mr. Craig Wheeler, Ms. Joyce Lonergan, Ms. Jessica Hoover and

other representatives of Parent. Mr. Casey, Mr. Pritchard, Ms. Fritzky and representatives from Banc of America and the Company's legal counsel were also present at the meeting.

    The Common Stock had risen to $1.41 per share by this date. After the receipt of Parent's offer, the Company then solicited competing bids from other potential acquirers and received an oral indication of interest from one such company for over $50 million for tezacitabine. In addition, during the week of December 17, Banc of America began to contact new prospective purchasers to determine their interest in a possible transaction.

    On December 17, management discussed these offers with the Company Board. On December 18, Mr. Pritchard and Ms. Fritzky met with representatives of Parent and communicated that the Company Board believed that Parent's offer was inadequate. Between December 18 and December 21, the parties continued to negotiate the purchase price for the Company.

    On December 21, Mr. Wheeler telephoned Mr. Casey and indicated that Parent would be willing to offer $61 million for the Company. The next day, the Company received from Parent a draft of the Merger Agreement. On December 26, the Company provided Parent with its initial comments to the Merger Agreement.

    Representatives of Parent and the Company then worked through the end of December into early January to reach a definitive agreement. Through this period, the other prospective acquirers declined interest in the Company at the levels discussed by Parent and the Company. By the evening of January 5, the terms and conditions of the Merger Agreement were substantially final.

    On January 6, 2002, at a special meeting of the Company Board, management reported on the status of negotiations with respect to the proposed Offer and Merger and other matters. Representatives of Pillsbury Winthrop LLP reviewed the proposed terms of the draft Merger Agreement with the Company Board. Banc of America reviewed its financial analysis with respect to the proposed Offer and Merger and delivered an oral opinion to the Company Board, subsequently confirmed in writing, that, as of January 6, 2002 and subject to and based upon the considerations in its opinion, the cash consideration to be received by the Company's stockholders pursuant to the Offer and the Merger was fair, from a financial point of view, to such stockholders as of such date. After consideration of these presentations and its prior deliberations, the Company Board unanimously approved the Offer, the Merger and the Merger Agreement, authorized management to complete and execute the Merger Agreement and the transactions contemplated therein and recommended that the Company's stockholders accept the Offer and tender their Shares in the Offer. In addition, the pricing committee of the Parent Board of Directors approved the purchase price of $61 million for the Company on January 6, 2002. On January 6, 2002, the Company and Parent executed the Merger Agreement and on the morning of January 7, the Company and Parent publicly announced the transaction.

11. Purpose of the Offer; Plans for the Company; the Merger.

    Purpose.  The purpose of the Offer and the Merger is to enable Parent indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time (as defined herein), be a wholly owned subsidiary of Parent.

    If Merger Sub acquires 90% or more of the outstanding Shares pursuant to the Offer, it will have the votes necessary under Delaware law to approve the Merger without a meeting of the Company's stockholders. Under the DGCL, if Merger Sub owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, if at least approximately 23,884,047 of the outstanding Shares are acquired pursuant to the Offer or otherwise, Merger Sub will be able to, and intends to, effect the Merger without a meeting of the Company's stockholders.

    The DGCL requires that the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company's outstanding Shares if the "short form" merger procedure described above is not available. In such case, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any shares owned by Merger Sub) is required to approve the Merger. If Merger Sub acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Merger Sub were to accept for payment, and pay for, Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger regardless of the vote of any other stockholder of the Company.

    Plans for the Company.  Upon consummation of the Merger, Parent intends to close or otherwise dispose of the Company's San Diego and Fremont facilities (unless otherwise sold by the Company prior to the Merger). Parent currently expects to offer only a small number of employees of the Company permanent positions with Parent to support development of tezacitabine, although it will offer other employees opportunities to apply for open positions with Parent. Parent expects to seek a strategic partner for the Company's IntraDose product. Otherwise, except as disclosed elsewhere in this Offer to Purchase, neither Parent nor Merger Sub has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or its subsidiary, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of Parent. Other than as described above, such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, additional changes would be desirable in light of the circumstances and the strategic opportunities which then exist. Such changes could include, among other things, restructuring the remaining business, corporate structure, articles of incorporation, by-laws or capitalization of the Company.

    Assuming the Minimum Condition has been satisfied and Merger Sub purchases all Shares tendered pursuant to the Offer, Merger Sub intends, subject to Rule 14f-1 of the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors of the Company. Under the Merger Agreement, the Company has agreed that, promptly upon the purchase of and payment for Shares by Merger Sub or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Parent in accordance with this sentence) by the percentage that the number of Shares so purchased and paid for, plus any shares beneficially owned by Parent or its affiliates on the date of such purchase and payment, bears to the total number of Shares then outstanding. Merger Sub presently intends to select such designees to the Board of Directors from among individuals (who are currently officers or directors of Parent or its affiliates) identified in a list that Parent had provided to the Company and that the Company has included in its Schedule 14D-9. The Merger Agreement also provides that the directors of the Company immediately prior to the Effective Time shall be the directors of the Company after the consummation of the Merger at and after the Effective Time. Merger Sub or an affiliate of Merger Sub may, following the consummation or termination of the

Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Company's Board of Directors has approved the Merger Agreement and Merger Sub's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable. Merger Sub and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

    The Merger Agreement.  The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Merger Sub (the "Schedule TO") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Schedule TO may be obtained from Parent at the address set forth in Section 9 or from the SEC as set forth in Section 8. The Merger Agreement may be obtained from Parent at such address, or from the Company as set forth in Section 8.

    The Offer.  The Merger Agreement provides that Merger Sub will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Merger Sub will accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub is permitted to accept and pay for under applicable law (such date of acceptance for payment, the "Acceptance Date"). Provisions of the Merger Agreement relating to the modification of the terms and conditions of the Offer are described in Section 13.

    The Merger.  The Merger Agreement provides that following the receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, at the Effective Time Merger Sub will be merged into the Company. In the Merger, each issued and outstanding Share (other than Shares held by Dissenting Stockholders and Shares that are owned by the Company (as treasury stock), Parent or any subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price.

    Conditions to the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

    (1) Merger Sub shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Parent's and Merger Sub's obligation to effect the Merger if Merger Sub shall have failed to purchase Shares pursuant to the Offer in breach of (or as a result of Parent's breach of) the Merger Agreement;

    (2) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the DGCL;

    (3) no judgment, injunction, order or decree of a court or any governmental or regulatory authority, agency, commission or other entity, domestic or foreign of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger; provided, however, that no party may rely on this condition if it is in breach of its covenant to use all commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement and such breach has, directly or indirectly, resulted in such judgment, injunction, order or decree being in effect; and

    (4) any waiting period applicable to consummation of the Merger under the HSR Act and any foreign antitrust laws shall have expired or been terminated and all approvals required under any applicable foreign antitrust laws before consummation of the Merger shall have been obtained, except in the case for such waiting periods (other than the HSR Act) or approvals the failure of which to expire or be obtained is not reasonably likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect or to provide a reasonable basis to conclude that the parties to the Merger Agreement or any of their respective directors, officers, agents, advisors or other representatives would be subject to the risk of criminal liability. "Parent Material Adverse Effect" means any material adverse effect on the financial condition, properties, business, prospects or results of operation of the Parent and its subsidiaries taken as a whole. "Company Material Adverse Effect" means (i) any change or event that has a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiary taken as a whole which could reasonably be expected to result in aggregate losses, damages, diminutions in value, judgments, orders, decrees, awards, penalties or fines of $6 million or more or (ii) any change or event that, individually or in the aggregate, has a material adverse effect on the prospects of the business of the Company and its subsidiary related to its tezacitabine program.

    Termination of the Merger Agreement.  The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

    (1) by mutual written consent of the Company and Parent;

    (2) by either Parent or the Company:

    •
    if Merger Sub shall not have accepted for payment any Shares pursuant to the Offer prior to the date that is twenty business days following March 31, 2002 (the "Drop Dead Date"); provided that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party whose breach of the Merger Agreement has been the cause of, or resulted in, the failure of Shares to have been purchased pursuant to the Offer by the Drop Dead Date; or

    •
    if any governmental entity shall have issued an order, injunction or other decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the Shares pursuant to the Offer or the Merger and such order, injunction, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to the this paragraph shall have used its commercially reasonable efforts to remove such order, decree, ruling or injunction and shall not be in violation of its covenant to use all commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement;

    (3) prior to the Acceptance Date, by Parent if:

    •
    the Company shall have breached any of its representations, warranties or covenants in the Merger Agreement, which breach would give rise to the failure of the applicable condition to the Offer set forth in numbered paragraph (3) or (4) in Section 13 of this document and which breach has not been or is not capable of being cured by the Company prior to the Drop Dead Date;

    •
    the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended in any material respect its approval or recommendation of the Offer, the Merger or the Merger Agreement to the Company's stockholders or shall have failed to reconfirm its recommendation of the Merger Agreement within five business days after a written request from Parent to do so; provided, however, that, together with a statement that the Board of Directors of the Company continues to recommend the Offer, the Merger and the Merger Agreement, none of the following shall be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation or a failure to reconfirm its recommendation:

      •
      the fact that the Company or any other individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a governmental entity furnished confidential or nonpublic information to, or engaged in discussions or negotiations with, a third party in response to an unsolicited bona fide written offer or proposal with respect to an Acquisition Transaction (as defined below);

      •
      the disclosure of any competing proposal that is not being recommended by the Board of Directors of the Company; or

      •
      the disclosure of any other facts or circumstances;

    •
    the Company shall have entered into a definitive agreement for a Superior Proposal (as defined below);

    (4) prior to the Acceptance Date, by the Company if:

    •
    Parent or Merger Sub shall have breached in any material respect any of its obligations to be performed by either of them under the Merger Agreement, or if the representations and warranties of Parent and Merger Sub contained in the Merger Agreement shall not be true and correct, except for such failures to be true and correct that, individually and in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect;

    •
    (i) the Company is not in material breach of its obligations under the Merger Agreement not to initiate, solicit, encourage or negotiate or provide nonpublic or confidential information to facilitate an Acquisition Transaction, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company gives Parent notice (which may be revoked by the Company by a subsequent notice to that effect) in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the termination fee of $1,750,000 described below, and acknowledges in writing to Parent its obligation to pay to Parent its reimbursable expenses as described below (the Company has agreed that it will not enter into a binding agreement with respect to a Superior Proposal until at least the fourth business day after it has provided the notice (which has not been revoked) to Parent required by the Merger Agreement and to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification);

    (5) by the Company if:

    •
    as the result of the failure to be satisfied of any of the conditions to the Offer, Parent or Merger Sub shall have terminated or withdrawn the Offer or the Offer shall have expired without Merger Sub having purchased any Shares pursuant thereto; provided, however, that the Company may not terminate the Merger Agreement pursuant to the provisions described in this paragraph if the failure of any such condition to be satisfied at the time of such termination results from:

      •
      the Company's failure to perform any of its obligations under the Merger Agreement; or

      •
      facts or circumstances that constitute a breach of any representation or warranty of the Company under the Merger Agreement;

      •
      Parent or Merger Sub shall have failed to commence the Offer in accordance with the Merger Agreement; provided, however, that the Company may not terminate the Merger Agreement pursuant to the provisions described in this bullet point if such failure to have commenced the Offer shall have been caused by:

      •
      the Company's failure to perform any of its obligations under the Merger Agreement;

      •
      facts or circumstances that constitute a breach of any representation or warranty of the Company under the Merger Agreement; or

      •
      the occurrence of any of the events specified in clause (2), (3) or (4) in Section 13 of this document; or

    (6) by the Parent if:

    •
    the Offer shall have expired without Merger Sub having purchased any Shares pursuant thereto; provided, however, that Parent may not terminate the Merger Agreement pursuant to the provisions described in this paragraph if:

    •
    Merger Sub has failed to extend the Offer at any time that it is required to do so under the Merger Agreement; or

    •
    the failure of any conditions to the Offer to be satisfied at the time of such termination results from:

    •
    Parent's failure to perform any of its obligations under the Merger Agreement; or

    •
    facts or circumstances that constitute a breach of any representation or warranty of Parent under the Merger Agreement.

    Effect of Termination.  In the event of termination of the Merger Agreement by either Parent or the Company, the Merger Agreement shall become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors except for certain specified provisions of the Merger Agreement which would survive the termination including those described below.

    Fees and Expenses.  The Company will be required to pay the Parent a termination fee of $1,750,000 if the Merger Agreement is terminated:

    (1) by the Company pursuant to the provision of the Merger Agreement described in the first bullet point of clause (5) of "Termination of the Merger Agreement" above (relating to Parent's or Merger Sub's termination or withdrawing the Offer) or by Parent pursuant to the section of the Merger Agreement described in clause (6) of "Termination of the Merger Agreement" above (relating to the expiration of the Offer without Merger Sub having purchased any Shares pursuant thereto), and prior to any such termination:

  •
  an Acquisition Proposal shall have been made to the Company or its subsidiary or any of the Company's stockholders and shall have been announced publicly; or

  •
  any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or its subsidiary; or

    (2) by Parent pursuant to the provision of the Merger Agreement described in the second bullet point of clause (3) of "Termination of the Merger Agreement" above (relating to the withdrawal or modification of the recommendation of the Board of Directors of the Company);

and, in each case, within 12 months after any such termination the Company enters into a definitive agreement (which is reasonably capable of being consummated within 18 months of such termination) with respect to or consummates a transaction contemplated by such Acquisition Proposal.

    The Company is also required to pay Parent the $1,750,000 termination fee in the event that the Merger Agreement is terminated by:

    (1) the Company pursuant to the provision of the Merger Agreement described in the second bullet point of clause (4) of "Termination of the Merger Agreement" above (relating to the Board of Directors of the Company authorizing the Company to enter into a binding written agreement concerning a Superior Proposal); or

    (2) Parent because the Company has entered into a definitive agreement for a Superior Proposal.

    In each of the cases where the Company is required to pay the termination fee, the Company shall pay all of the reasonable, documented charges and expenses, including those of the paying agent, incurred by Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $500,000.

    Acquisition Proposals.  The Company has agreed that prior to the Effective Time or earlier termination of the Merger Agreement, the Company shall not and shall not permit its subsidiary to, and the Company will use its reasonable best efforts to cause any officer, director or employee, of the Company or any of its subsidiaries, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to, directly or indirectly, initiate, solicit, encourage or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer (other than any proposal or offer by Parent or any of its subsidiaries) to acquire all or 15% or more of the business, properties or capital stock of the Company or its Subsidiary, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (an "Acquisition Transaction").

    Notwithstanding this restriction, prior to the Effective Time, the Company may in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquiror") which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such potential acquiror, provided that the Company's Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law.

    Under the Merger Agreement, "Superior Proposal" means an Acquisition Proposal which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, would, if consummated, likely provide consideration to the holders of Shares with greater financial value than the consideration payable in the Offer and the Merger.

    The Company agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal.

    The Company is required promptly to notify Parent after receipt of any Acquisition Proposal, and such notice must indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal. The Company must thereafter keep Parent informed, on a reasonably current basis, on the status and terms of any such Acquisition Proposal and the status or any discussion or negotiations with any potential acquiror related thereto.

    Prior to the Effective Time, the Board of Directors of the Company may withdraw or modify the recommendation by the Board of Directors of the Company of the Merger Agreement, the Offer or the Merger, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so.

    The Merger Agreement specifically allows the Board of Directors of the Company to take and disclose to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender or exchange offer by a third party and to make such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors of the Company, with the advice of outside counsel, is required under applicable law.

    Covenants, Representations and Warranties.  The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, including, among other things, covenants restricting the Company's ability to take actions that would change or affect the capital structure of the Company, as well as representations and warranties of each of the parties customary in transactions of this kind.

    Amendment of the Merger Agreement.  The Merger Agreement may be amended by Parent, Merger Sub and the Company by action taken or authorized by their respective Boards of Directors at any time before or after the Company stockholders approve the Offer; provided that after the Acceptance Date no amendment may be made which decreases the Offer Price and any amendment will require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company. In the event that, following the Acceptance Date, the Company is required to obtain the consent of the stockholders to the Merger, after the approval of the Company stockholders has been obtained, no amendment may be made that by law requires the further approval of the Company stockholders without the further approval of such stockholders.

    Treatment of Options and Warrants.  At the Effective Time, each holder of options to purchase shares of the Company's common stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive, in full satisfaction of each such option, cash in an amount equal to the product of (A) the excess, if any, of the Offer Price over the exercise price per share thereof and (B) the number of shares of the Company's common stock subject to such option and (ii) in accordance with the terms of the Company's stock option plans and without any action on the part of the holder thereof, each option not eligible for the payment under clause (i) above shall be cancelled and shall become null and void.

    The Company shall make the payment to holders of options as soon as reasonably practicable following the Effective Time, but in no event later than five business days following the Effective Time.

    Indemnification of Officers and Directors.  From and after the Acceptance Date, each of Parent and the Company and, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company against all losses, expenses (including reasonable attorneys fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time and shall also advance expenses as incurred, provided that the person to whom expenses are advanced provides, if requested, the undertaking to repay such advances under the circumstances contemplated by the

DGCL, all as required or permitted pursuant to the Certificate of Incorporation, By-Laws, DGCL or indemnification agreements, as in effect as of the date hereof.

    For a period of five years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiary (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that if the existing current policies expire, are terminated or cancelled during such five-year period, Parent will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of two times the premiums paid by the Company as of the date of this Agreement.

    Treatment of Employee Benefits.  In the Merger Agreement, Parent has acknowledged that the transactions contemplated by the Merger Agreement shall constitute a "change of control" under the Company's employee benefit plans, as applicable.

    Composition of the Board of Directors.  The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    Confidentiality Agreement.  On October 3, 2001, the Company and Parent entered into a confidentiality agreement (the "Confidentiality Agreement"), pursuant to which the Company and Parent agreed to furnish to the other party on a confidential basis certain information concerning their respective businesses in connection with the evaluation of a possible transaction between Parent and the Company. The Confidentiality Agreement also contains customary standstill provisions. The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as an exhibit to the Schedule TO and is incorporated herein by reference.

    Appraisal Rights.  Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of the Shares who properly demands and perfects appraisal rights and who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

    If any holder of the Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Offer Price in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

    Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

    Rule 13e-3.  The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Merger Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Acceptance Date. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

    The Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company's Board of Directors amended the Rights Agreement to provide that, for so long as the Merger Agreement is in full force and effect, (i) none of Parent and its subsidiaries (including Merger Sub) shall become an "Acquiring Person" (as defined in the Rights Agreement) and no "Stock Acquisition Date" (as defined in the Rights Agreement) shall occur as a result of the execution, delivery and performance of the Merger Agreement and the consummation or the Offer of the Merger, (ii) no "Distribution Date" (as defined in the Rights Agreement) shall occur as a result of the announcement of or the execution of the Merger Agreement or any of the transactions contemplated thereby and (iii) each of Parent and Merger Sub will not be an "Acquiring Person" as a result of the transactions contemplated by the Merger Agreement.

12. Source and Amount of Funds.

    Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $61 million. Parent will finance the Offer and the Merger with existing cash. As Parent has immediate access to such cash, Parent does not have, and does not believe that it needs, an alternative financing plan.

13. Certain Conditions of the Offer.

    Notwithstanding any other term of the Offer or the Agreement, Merger Sub is not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including the rules relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless:

  •
  the Minimum Condition has been satisfied;
  •
  the HSR Condition has been satisfied; and
  •
  the Foreign Antitrust Condition has been satisfied.

    Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub is not required to accept for payment or to pay for any Company Common Stock not previously accepted for payment or paid for, if, immediately prior to the acceptance for payment of the Shares pursuant to the Offer, any of the following conditions exists, which, in the reasonable judgment of Merger Sub or Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment:

    (1) there shall have been entered, enforced or issued by any governmental entity, any judgment, order, injunction or decree which:

  •
  makes illegal, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, the Shares by Parent or Merger Sub, or the consummation of the Merger; or

  •
  prohibits the ownership or operation by Parent or any of its subsidiaries of the Company;

provided, in each case, that Parent has complied with its covenants to use all commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement;

    (2) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any governmental entity or deemed by any governmental entity applicable to Parent, the Company or any subsidiary or affiliate of Parent or the Company or any transaction contemplated by the Merger Agreement, other than the HSR Act and foreign antitrust and competition laws which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in the definition of the Foreign Antitrust Condition in the section of this document entitled "Introduction";

    (3) the representations and warranties of the Company contained in the Merger Agreement (which are qualified by "Company Material Adverse Effect") shall not be true and correct as of such time as though made on and as of such time; and the representations and warranties of the Company in the Merger Agreement (other than representations and warranties qualified by "Company Material Adverse Effect") shall not be true and correct as of such time, as though made on and as of such time where the failure or failures of such representations and warranties to be so true and correct (i) results within the meaning of clause (i) of the definition thereof contained in Section 11 of this document or (ii) results or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect within the meaning of clause (ii) of the definition thereof contained in Section 11 of this document;

    (4) the Company shall have failed to perform in any material respect any material obligation required to be performed by it at or prior to such time under the Merger Agreement;

    (5) the Merger Agreement shall have been terminated in accordance with its terms; or

    (6) the Company shall not have Cash (as defined below) at such time in the amount of at least (i) if such time occurs on or prior to February 28, 2002, $18.4 million, (ii) if such time occurs on or after March 31, 2002, $17.3 million and (iii) if such time occurs at any time between those two dates, $18.4 million minus the pro rata amount of the difference between $18.4 million and $17.3 million for the days elapsed. As used in the Merger Agreement, "Cash" means the cash, cash equivalents and short term investments of the Company and its Subsidiary calculated in accordance with generally accepted accounting principles consistently applied, as adjusted by the following two sentences. Such amount shall be increased dollar-for-dollar to the extent of:

    (1) in the event that the sale of the Company's San Diego facility is not consummated on or prior to the Acceptance Date, any payments after the date of the Merger Agreement of principal with respect to the indebtedness outstanding under the Loan and Security Agreement, dated as of March 25, 1998, by and between the Company and ARE-4757 Nexus Centre, LLC, but in no event more than $6,000,000; and

    (2) any payments after the date of the Merger Agreement of the remaining principal balance and interest thereon with respect to the indebtedness outstanding under the Credit Agreement, dated as of October 8, 1997, by and between the Company and Imperial Bank in accordance with an agreed upon amortization schedule.

    In addition, such amount shall be reduced dollar-for-dollar to the extent of:

  •
  any net cash proceeds received from the sales or other dispositions of the Company's San Diego facility or its Fremont facility;
  •
  any cash received by the Company with respect to the exercise of any Company's outstanding options after the date of the Merger Agreement;

  •
  any amounts which have or will become due to Banc of America Securities LLC in connection with the transactions contemplated by the Merger Agreement;
  •
  any amounts which have or will become due to the Company's outside legal counsel in connection with the transactions contemplated by the Merger Agreement; and
  •
  any amounts which have or will become due under the Company's San Diego severance arrangements and any amounts which have or will become due under the Company's Fremont retention arrangements, in each case in connection with the transactions contemplated by the Merger Agreement.

    The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

14. Dividends and Distributions.

    Pursuant to the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, set aside or pay any dividend or distribution with respect to the Shares payable in cash, stock, property or otherwise, except for the payment of dividends by the Company's subsidiary to the Company.

15. Certain Legal Matters.

    General.  Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals are not obtained or such other actions are not taken, any of which might enable Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination are met. Merger Sub's obligation under the Offer to accept for payment and pay for the Shares is subject to the Offer Conditions certain conditions. See Section 13.

    United States Antitrust Compliance.  Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Merger Sub is subject to these requirements. See

Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Merger Sub's obligation to accept Shares for payment.

    Parent intends to file a Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC promptly following the commencement of the Offer. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Merger Sub pursuant to the Offer. At any time before or after Merger Sub's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Merger Sub or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties (including individual States of the United States) may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

    Other Foreign Filings.  Parent conducts operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties, and, where appropriate, the parties intend to make such filings.

    State Takeover Laws.  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and Merger Sub's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

    Based on information supplied by or on behalf of the Company, Merger Sub does not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither Parent nor Merger Sub has currently complied with any state takeover statute or regulation. Merger Sub reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger, and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Merger Sub might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Merger Sub might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. Under such circumstances, Merger Sub may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. Fees and Expenses.

    MacKenzie Partners, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the Federal securities laws.

    Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith. Brokers, dealers, commercial banks and trust companies will be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

    Neither Parent nor Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    Parent and Merger Sub have filed the Schedule TO with the SEC pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 8 and are available from Parent at the address set forth in Section 9.

    No person has been authorized to give any information or make any representation on behalf of Parent or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF PARENT AND MERGER SUB

    1.  Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Lewis W. Coleman
Director of Parent since 1991. President of Gordon & Betty Moore Foundation, an education environment and scientific research foundation located in San Francisco, California. Prior to that, he was the Chairman and a member of the Executive Committee of Banc of America Securities, formerly known as Montgomery Securities, until his resignation in December 2000.
Rajen K. Dalal	Vice President of Parent since 1991 and President of Chiron Blood Testing since 1998. Citizen of India.
Pierre E. Douaze
Director of Parent since 1995. From December 1996 through December 1997, he was a member of the Executive Committee of Novartis AG and Head of its Healthcare Division and Pharma Sector. In December 1997, Mr. Douaze retired from Novartis AG. Citizen of France.
William G. Green	Senior Vice President, Secretary and General Counsel of Parent since 1990.
Paul L. Herrling	Director of Parent since 1997 and the Head of Research at Novartis Pharma AG and a member of the Novartis Pharma Executive Board. Citizen of Switzerland.
Peder K. Jensen
Vice President; Head of Development of Parent since August 1999. Most recently, Dr. Jensen was development director, chief medical officer and a member of the board of British Biotech plc, and President of British Biotech, Inc. From 1991-1998, he was Vice President at Schering-Plough Research Institute. Citizen of Denmark.
John A. Lambert
Vice President; President of Chiron Vaccines of Parent since March 2001. Prior to joining Parent, Mr. Lambert headed John Lambert Associates, a company that provided consulting and coaching at the chief executive level to organizations both in the United Kingdom and internationally. From 1998 to 2000, Mr. Lambert was the President of Aventis Pasteur MSD, where he headed the vaccines venture formed between Pasteur Merieux Connaught and Merck & Co. following four years as that company's Vice President of Operations. Citizen of the U.K.
Séan P. Lance
President and Chief Executive Officer of Parent since May 1998 and Chairman of the Board since May 1999. Prior to that, Mr. Lance spent more than 12 years in positions of management responsibility, including positions as Chief Operating Officer and Chief Executive designate of Glaxo Wellcome plc. Citizen of South Africa.

A–1

Edward E. Penhoet
Co-founder of Parent and a Director since its inception in 1981. Chief Executive Officer of Parent until May 1998. Dr. Penhoet was appointed the Dean of the School of Public Health at the University of California at Berkeley in July 1998.
William J. Rutter
Director of Parent. Co-founder of the Parent, served as Chairman of the Board from Parent's inception in 1981 until May 1999, when he became Chairman of the Board Emeritus. Director of Novartis AG from 1995 until April 1999.
Jack W. Schuler
Director of Parent since 1990. Chairman of Stericycle, Inc., a company that processes, sterilizes and recycles medical waste, and Chairman of Ventana Medical Systems, Inc., a company that develops and manufactures instruments/reagent systems that automate histology.
Linda W. Short
Vice President, Human Resources, of Parent until 1999. In 1999, she was promoted to Vice President, Corporate Resources. Prior to joining Parent, she was the Director of Human Resources of Industrial Indemnity from 1994 to 1997.
David V. Smith
Vice President, Controller of Parent since February 1999. Prior to joining Parent, he was the Vice President, Finance and Chief Financial Officer of Anergen, Inc. from 1997 until he joined Parent. From 1988 to 1997, he held various financial management positions with Genentech, Inc.
Pieter J. Strijkert	Director of Parent since 1987. Chairman of the Board of three Dutch companies: Crucell N.V., Pharming Group N.V. and Pamgene B.V., and a Belgian company, deVGen N.V. Citizen of the Netherlands.
James R. Sulat
Vice President and Chief Financial Officer of Parent since 1998. Chief Financial Officer of Stanford Health Services, the clinical healthcare delivery arm of the Stanford University Medical Center, from 1993 to October 1997.
Craig Wheeler	Vice President of Parent and President of Chiron BioPharmaceuticals since August 2001. Prior to joining Parent, he was a senior member of The Boston Consulting Group's health care practice.

    2.  Directors and Executive Officers of Merger Sub. The following table sets forth the name and title of each director and executive officer of Merger Sub. The present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each such director and executive officer of Merger Sub is as stated above. Each such person is a citizen of the United States of America, and the business address of each such person is c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608.

Name and Address	Title
James E. Sulat	Director and President of Merger Sub.
William G. Green	Director, Vice President, and Secretary of Merger Sub.

A–2

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

EquiServe Trust Company, N.A.

By Hand:	By Mail:	Overnight Delivery:
Securities Transfer & Reporting Services Inc. C/O EquiServe Trust 100 William's Street, Galleria New York, NY 10038	EquiServe Attn: Corporate Actions P.O. Box 43014 Providence, RI 02940	EquiServe Attn: Corporate Actions 150 Royall Street Canton, MA 02021
By Facsimile Transmission: (For Eligible Institutions Only) (781) 575-2901	Confirm Facsimile by Telephone Only: (781) 575-3100

For Information (Call collect):
(212) 929-5500

    Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

[MacKenzie Partners, Inc. LOGO]

105 Madison Avenue
New York, New York 10016
 proxy@mackenziepartners.com
(212) 929-5500 (Call collect)
or
 Toll-Free (800) 322-2885

QuickLinks

IMPORTANT
SUMMARY TERM SHEET
TABLE OF CONTENTS
INTRODUCTION
MATRIX PHARMACEUTICAL, INC. SELECTED CONSOLIDATED FINANCIAL INFORMATION (In thousands, except per share data)
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND MERGER SUB